OMB APPROVAL
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

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[  ] Preliminary Proxy Statement
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[  ] Definitive Proxy Statement
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[  ] Soliciting Material Pursuant to §240.14a-12

Janus Capital Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Janus Capital Group Inc.

April 14, 2003

Highfields Capital Management LP
200 Clarendon Street
Boston, MA

Attention:	Jonathon S. Jacobson
Richard L. Grubman

Dear Sirs:

     We received your April 10, 2003 letter voicing concerns over the Janus 2003 Proxy Statement. We believe the Proxy Statement is complete and appropriate under all the circumstances.

     As our largest shareholder, you will understand our particular dismay when we found that under the rules governing compensation expense tax deductions, compensation already paid to Janus executives in 2002, well before any of the eventual restructuring was even contemplated, could not be deducted once over $1 million because no shareholder approval had been obtained. At the beginning of 2002, Mark Whiston was our top Janus salesperson, not a CEO-to-be, so no shareholder approval of his compensation was necessary. We did not want the company to lose the tax deduction for compensation paid to any executive, so we, upon the advice of outside counsel, provided that the 2002 Stilwell executives would stay in place until January 1, 2003. Thus, Stilwell executives’ compensation was properly disclosed under the proxy rules, and the Company was able to deduct all executives’ compensation expenses. In addition, to respond to the interest voiced by the investment community with respect to the new management team’s compensation, we went beyond the SEC’s disclosure requirements and included a description of the new Janus executives’ employment agreements.

     Our statement that non-executive employees not listed in the Compensation Table may receive greater compensation than the executives is not new language designed to justify omitting compensation disclosure. That language has been included in prior years’ proxies to avoid giving stockholders the impression that we do not have employees that were more highly compensated than our executives listed in the Compensation Table. In the asset management industry, as in the financial services industry generally, there are often non-executives who are more highly compensated than executives.

     Regarding our Nominating and Corporate Governance Committee, this committee, as specified in its charter, is designed to meet the requirements of the New York Stock Exchange corporate governance rules. While these requirements have not yet been finalized, under the current rules James Craig would be independent. His employment with Stilwell’s Janus subsidiary almost three years ago is not a bar to independence under the proposed rules.

     With respect to our bylaws, the only change that has been made since May 8, 2002 was to implement our revised committee structure in response to the on-going corporate governance proposals of the NYSE and the SEC. Our board adopted those amendments in December; the restructuring did not require any changes to be made in the bylaws.

     Finally, we note that the Agreement of Merger between Stilwell and Janus did not give Mr. Whiston, Ms. Hayes or any other Janus employee approval rights over the Company’s board of directors or compensation or benefit plans. That agreement listed our then current directors, plus Mr. Whiston and Ms. Hayes, as the directors that we anticipated to be the directors of the company following the merger. But that agreement did not give them the right to control our board of directors, and indeed our board selected two new independent directors during the period between entering into the merger agreement and completing the reorganization in January. Similarly, with respect to compensation and benefit plans, all the merger agreement provided was that the surviving corporation in the merger would continue to honor pre-existing agreements: a result required by law and not a provision that gave rights to control our compensation and benefits policies to anyone other than our board of directors.

     We trust these explanations will be sufficient.

With best wishes,

/s/ Landon Rowland

Landon Rowland